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Exhibit 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ballantyne of Omaha, Inc.:

We consent to the incorporation by reference in the Registration Statement
No. 333-03849 on Form S-8 and No. 333-22357 on Form S-3 of Ballantyne of
Omaha, Inc. of our report dated March 7, 2003, with respect to the consolidated balance sheets of Ballantyne of Omaha, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002 Annual Report on Form 10-K of Ballantyne of Omaha, Inc.

As described in Note 1 to the consolidated financial statements, the Company changed its methods of accounting for goodwill and intangible assets, impairment of long-lived assets and discontinued operations.

KPMG LLP

Omaha, Nebraska
March 27, 2003